EXHIBIT 99.1

[LOGO OF XTO ENERGY]

NEWS RELEASE

For Immediate Release

Number: 03-08

XTO ENERGY ACQUIRES GAS PRODUCING PROPERTIES IN THE RATON BASIN,

HUGOTON FIELD AND THE SAN JUAN BASIN

FORT WORTH, TX (April 9, 2003)—BXTO Energy Inc. (NYSE-XTO) announced today that the Company has entered into a definitive agreement with units of Williams (NYSE-WMB) of Tulsa, Oklahoma to acquire natural gas and coal bed methane (CBM) producing properties located in the Raton Basin of Colorado, Hugoton Field of southwestern Kansas and the San Juan Basin of New Mexico and Colorado for $400 million. XTO Energy’s internal engineers estimate proved reserves to be 311 billion cubic feet of gas equivalent (Bcfe) of which 77% are proved developed. This acquisition will add about 60 million cubic feet per day (MMcfd) of long-lived gas production to the Company’s steadily growing production base.

“As evidenced by our successful track record, XTO Energy is dedicated to executing a long-term growth strategy which combines high margin production with low risk drilling upsides located in legacy asset basins. Today’s acquisition package meets all of these key objectives,” stated Bob R. Simpson, Chairman and Chief Executive Officer.

“These producing properties strengthen our current asset base while adding a new core operating area where we can apply our successful old core competency,” added Steffen E. Palko, Vice Chairman and President. “Our coal bed methane expertise is expanding into the prolific Raton Basin. We are boosting XTO’s existing San Juan Basin operations with new conventional and coal bed methane gas positions. The Hugoton Field properties

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XTO Energy Acquires Gas Producing Properties in the Raton Basin, Hugoton Field and

the San Juan Basin

add a wedge of shallow decline production to support our high-impact drilling program in East Texas. Altogether, the properties offer more development upsides while reducing the Company’s overall decline rate, a key factor in ensuring predictable future growth.”

In the Raton Basin, XTO is acquiring 121 Bcfe of proved reserves (66% developed) in Las Animas County, Colorado. Gas sales from these properties total about 23 MMcfd (net). Upon closing, the Company will control 100% working interests across 54,317 acres (net) of CBM leasehold which contains 191 producing wells. The acreage position is contiguous and only 40% developed, allowing for continued development of additional production and reserves.

In the Hugoton Field, the Company is acquiring 107 Bcfe of proved reserves (98% developed) concentrated in southwestern Kansas. The properties produce about 24 MMcfd (net) of natural gas. Upon closing, XTO will gain 109,819 net developed acres, with 341 operated wells and an average working interest of 84%.

In the San Juan Basin, XTO is acquiring 83 Bcfe of proved reserves (67% developed) in San Juan and Rio Arriba counties of New Mexico and LaPlata County of Colorado. These non-operated properties produce about 13 MMcfd (net) of which about 5 MMcfd is CBM gas. Leasehold for the Company encompasses 15,132 acres (net) which further expands our current CBM and conventional gas operations. Working interests for XTO will range from 1% to 68% on these assets.

This transaction is scheduled to close on or before June 6, 2003, with an effective date of March 1, 2003 for the Hugoton Field assets and April 1, 2003 for the others. The seller advises the Company that a portion of the San Juan Basin non-operated properties is subject to preferential purchase rights. The final closing price is

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XTO Energy Acquires Gas Producing Properties in the Raton Basin, Hugoton Field and

the San Juan Basin

subject to typical closing and post-closing adjustments. The purchase will be funded through placement of equity and long-term debt.

XTO Energy is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Colorado, Wyoming, Alaska and Louisiana.

XTO Energy will conduct a conference call with executive management at 3:00 p.m. (Central) today to discuss the acquisition. The conference call, along with a presentation providing maps and other data relating to the transaction, can be accessed on the Company’s website at www.xtoenergy.com.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

Statements made in this press release, including those relating to future production, long-term growth, growth in production, proved reserves, recovery from producing wells, reservoir recoveries, and development activities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close the acquisition, the exercise of a preferential right by a third party, the timing and results of drilling activity, inability to acquire additional properties that meet our objectives and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.